UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2024

Pyxus International, Inc.
(Exact name of Registrant, as specified in its charter)

Virginia	000-25734	85-2386250
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
6001 Hospitality Court, Suite 100
Morrisville, North Carolina 27560-2009
(Address of principal executive offices, including zip code)
(919) 379-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 12, 2024, the Board of Directors of Pyxus International, Inc. (the “Company”) adopted the Pyxus International, Inc. Executive Severance Plan (the “Executive Severance Plan”) to provide increased certainty for the covered executive officers and the Company in the event of a severance. The Executive Severance Plan is expected to assist the Company with the retention and recruitment of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Executive Severance Plan applies to the Company’s Chief Executive Officer and its other executive officers (the “Covered Officers”). The Executive Severance Plan provides that severance benefits payable to a Covered Officer under the Executive Severance Plan will be in lieu of and not in addition to any severance benefits to which the Covered Officer would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Covered Officer and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Executive Severance Plan) and any severance benefits payable to a Covered Officer under the Executive Severance Plan will be reduced by any severance benefits to which the Covered Officer is entitled by operation of a statute or government regulations.

The Executive Severance Plan provides that, in the event the employment of a Covered Officer is terminated by the Company without “Cause” or by a Covered Officer with “Good Reason” (as each such term is defined in the Executive Severance Plan), the Covered Officer would be entitled to receive:

•the sum of one and one-half year’s (two year’s for the Chief Executive Officer) base salary at the Covered Officer’s regular salary rate and the annual bonus that would have been payable to the Covered Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels (provided that if such termination of employment occurs within 12 months after a “Change in Control” (as defined in the Executive Severance Plan) such amount would be two times such annual bonus for the Chief Executive Officer and one and one-half times such annual bonus for the other Covered Officers), which total amount will be paid in substantially equal installments over one and one-half years (two years for the Chief Executive Officer) following such termination of employment, payable in accordance with the Company’s normal payroll practices, and

•the annual bonus under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on actual achievement of financial and other goals, prorated for the number of days in the fiscal year that the Covered Officer was employed by the Company, which annual bonus amount is to be paid on the date that annual bonuses are paid to the Company’s senior executives generally, but in no event later than the later of two and one-half months following the end of the fiscal year in which such termination of employment occurs or two and one-half months following the end of the calendar year in which such termination of employment occurs.

The Executive Severance Plan provides for the reduction of the foregoing payments in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Officer to benefit financially on an after-tax basis.

The receipt by a Covered Officer of any payment or other benefit under the Executive Severance Plan is conditioned upon the Covered Officer executing a severance agreement, including a release of claims in favor of the Company, its affiliates and their respective officers and directors and non-solicitation, non-disparagement, confidentiality and further cooperation provisions, in a form reasonably satisfactory to the Company, and such severance agreement becoming effective and irrevocable within 60 days following the Covered Officer’s termination of employment. The Executive Severance Plan also provides that all benefits of a Covered Officer under the Executive Severance Plan are subject to any policy established by the Company providing for clawback or recovery of amounts paid to such Covered Officer. The Executive Severance Plan provides that it may be amended, modified or terminated at any time by the Company upon action by its Board of Directors.

The foregoing description of the Executive Severance Plan is qualified in its entirety by reference to the text of the Executive Severance Plan, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Pyxus International, Inc. Executive Severance Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 14, 2024

PYXUS INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.

William L. O’Quinn, Jr.
Senior Vice President – Chief Legal
Officer and Secretary

3